Exhibit 10.1

Lennox International Announces $200 Million Accelerated Share Repurchase

(DALLAS, February 10, 2016) — Lennox International Inc. (NYSE: LII) today announced it has entered into an accelerated share repurchase agreement (ASR) with Merrill Lynch International, acting through its agent, Merrill Lynch, Pierce, Fenner and Smith Incorporated, to repurchase $200 million of Lennox International’s common stock.

Under the terms of the ASR, Lennox International has agreed to repurchase $200 million in total of its common stock from Merrill Lynch International with an initial delivery of approximately 1.3 million shares based on current market prices. The final number of shares to be repurchased will be based on Lennox International’s volume-weighted average stock price, less a discount, during the term of the ASR program. The ASR is expected to be completed in the second quarter of 2016.

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is listed on the New York Stock Exchange and traded under the symbol “LII”. Additional information is available at www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.